Exhibit 5.1

Gilbert Laustsen Jung
Associates Ltd. Petroleum Consultants
4100, 400 – 3rd Avenue S.W., Calgary, Alberta Canada T2P 4H2 (403) 266-9500 Fax (403) 262-1855

CONSENT

     We hereby consent to references to us, and to our reserve report dated February 7, 2003, and effective December 31, 2002, (1) under the captions “Presentation of Our Reserve Information” and “Interests of Experts” in the U.S. prospectus included in Part I of this Registration Statement on Form F-10, and (2) in Appendix B to the Annual Report on Form 40-F of Pengrowth Energy Trust for the fiscal year ended December 31, 2002, which Annual Report is incorporated by reference in this Registration Statement on Form F-10.

GILBERT LAUSTSEN JUNG ASSOCIATES LTD.

By: “Doug R. Sutton”

Doug R. Sutton, P. Eng. Vice-President

March 22, 2004
Calgary, Alberta